Exhibit 99.1

Pacific Sunset Investments Reports Change in Letter of Intent

HUNTINGTON BEACH, CA. - May 18, 2005 … Pacific Sunset Investments, Inc.  (OTC: PSIV) announced that it has entered into a letter of intent with Gen-ID Lab Services, LLC, a California limited liability corporation specializing in Single Nucleotide Polymorphism analysis data.

Pacific Sunset’s board of directors cancelled their letter of intent with Gen ID, LLC, effective today, due to disparity with principles in the organization.  As a result of the cancellation with the prior company, Pacific’s Board has decided to enter into an agreement with Gen-ID Lab Services, LLC, a California limited liability corporation, specializing in the same field as the prior company.

Hector A. Veron President and Chief Executive Officer stated, “Gen-ID Lab Services is in the same field as Gen ID, yet it has an affiliation with an existing laboratory thereby reducing Pacific Sunset’s initial operating costs.  We continue to review our business strategy in reference to this potential acquisition, for the highest benefit to our shareholders.”

Pacific Sunset believes that this alternative acquisition will bring a potential advisory board to the company, which will provide an increased ability to enter into a revolutionary industry that is well positioned for rapid growth.  As Pacific Sunset progresses on the negotiations and due diligence, the company will provide additional information.

Contact:

Public Relations Department

 (909) 574-6470

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.  Although Pacific Sunset believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that may affect Pacific Sunset’s operations and financial performance.  Among the factors that could cause results to differ materially are those risks discussed in Pacific Sunset’s filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-KSB.